EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Sunrise Telecom Incorporated:

We consent to the incorporation by reference in the registration statements (File Nos. 333-125128, 333-61596, 333-43270, 333-96689, 333-107471 and 333-115722) on Form S-8 of Sunrise Telecom Incorporated of our report dated May 1, 2009 with respect to the consolidated balance sheets of Sunrise Telecom Incorporated and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2008, which report appears in the December 31, 2008 annual report on Form 10-K of Sunrise Telecom Incorporated.

Our report dated May 1, 2009 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/    KPMG LLP

Mountain View, California

May 1, 2009